Exhibit 99.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is dated as of the December 26, 2006 by and between DREAMS, INC., a Utah corporation (“Buyer”), and PRO-STARS, INC., a Nevada corporation (“Seller”).

RECITALS

A. Seller owns a majority equity interest in four entities through which it operates three Field of Dreams® retail stores that offer unique sports and entertainment memorabilia products to consumers and a marketing venture known as “Stars Live 365.”

B. Seller desires to sell, transfer and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the Business (as hereinafter defined) and the Purchased Assets (as hereinafter defined), and Buyer has agreed to assume the Assumed Liabilities (as hereinafter defined), all for the Purchase Price (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Terms and Interpretation Generally. References to Articles, Sections, Annexes, Schedules and Exhibits in this Agreement are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise indicated. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to the singular in this Agreement shall also include the plural and vice versa. The words “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular Article, Section or other subdivision hereof or attachment hereto. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement or any party thereof to be drafted. In the computation of periods of time from a specified date to a later specified date, (i) the word “from” shall mean “from and including;” (ii) the words “to” and “until” each mean “to but excluding;” and (iii) the word “through” shall mean “to and including”. The word “or” is used in the inclusive sense of “and/or”. Except as may otherwise be expressly provided herein, whenever anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next immediately succeeding day that is a Business Day.

Section 1.2 Certain Terms. As used in this Agreement, the following terms have the following meanings.

“Accounts Receivable” shall mean, as related to the Business, (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Agreements” shall mean collectively, this Agreement, the Intellectual Property Assignment Agreement, the Assignment and Assumption Agreement, the Bill of Sale, assignments of the Leases (including a new lease for the store located at the Rio Hotel), and each other agreement or instrument, if any, which is executed and delivered in order to effectuate the transfer of any of the Purchased Assets or the assumption of any of the Assumed Liabilities or otherwise in connection with this Agreement or the consummation of any of the transactions contemplated hereby or by any of the other Acquisition Agreements.

An “Affiliate” of any Person shall mean any other Person, which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to “control,” be “controlled by,” or be “under common control with” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, partnership interests, member interests, profit interests, by contract, or otherwise.

“Appurtenances” shall mean all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the lands (for purposes of this definition, each, a “Dominant Parcel”) underlying any of the Facilities, including all easements appurtenant to and for the benefit of any Dominant Parcel for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which the Dominant Parcel is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement executed by Buyer with respect to the assignment and assumption of the Assumed Liabilities in substantially the form of Exhibit A hereto.

“Assumed Contracts” shall mean all Contracts other than any Excluded Contracts.

“Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.4(d) hereof.

“Battistone Note” shall have the meaning ascribed to such term in Section 5.17.

“Bill of Sale” shall mean the Bill of Sale executed by Seller with respect to the sale of the Purchased Assets in substantially the form of Exhibit B hereto.

“Business” shall mean the business operations of Seller as of the Closing Date, including the operation, through four Subsidiaries of Seller, of three Field of Dreams® retail stores that offer unique sports and entertainment memorabilia products to consumers and a marketing venture known as “Stars Live 365.” Except as otherwise provided in this Agreement, the Business shall include, but not be limited to, all operations, sales of products and services, business opportunities (with the exception of contracts currently being negotiated with 511 and the National Basketball Retired Players Association (“NBRPA”)), design activities, and uses and implementations of the Purchased Assets, including all Intellectual Property Assets and all Intangible Property utilized or held for use by the Seller.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in Fort Lauderdale, Florida are permitted or required to be closed.

“Buyer Common Stock” shall mean shares of the common stock of Buyer, no par value per share.

“Buyer Indemnified Parties” shall mean Buyer, and any officer, director, employee, agent, Affiliate, and permitted assignee of Buyer.

“Casey Note” shall have the meaning ascribed to such term in Section 5.17.

“Closing” and “Closing Date” shall have the meanings ascribed to such terms in Section 2.1 hereof.

“Coca Cola Lease” shall mean that certain lease dated October 24, 2004 by and between Seller and Showcase Mall Joint Venture, together with that certain Lease Modification Agreement No. 1 dated February     , 2006 by and between Seller and CCR/AG Showcase Phase I Owner, L.L.C.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” shall have the meaning ascribed to such term in Section 3.26.

“Consent” shall mean any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” shall mean the transactions contemplated under the Acquisition Agreements.

“Contracts” shall have the meaning ascribed to such term in Section 2.2.1(e) hereof.

“Copyrights” shall mean all of Seller’s copyrights in both published works and unpublished works.

“Current Employees” shall have the meaning ascribed to such term in Section 3.9.

“Encumbrance” shall mean any charge, claim, condition, equitable interest, encumbrance, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use (other than applicable zoning ordinances or encumbrances that do not affect the value of the Purchased Assets), voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Legal Requirement” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of Hazardous Materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

(g) cleaning up Hazardous Materials that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Liabilities” shall mean any costs, damages, expenses, liabilities, obligations or other responsibilities arising from any Environmental Legal Requirements, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product) violating any Environmental Legal Requirement;

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial or inspection cost or expense arising by reason of the violation of any Environmental Legal Requirement;

(c) financial responsibility arising by reason of the violation of any Environmental Legal Requirement for cleanup costs or corrective action, including any Remedial Action required by any Environmental Legal Requirement (whether or not such Remedial Action has been required or requested by any Governmental Body or any other Person); or

(d) any other compliance, corrective or remedial measure arising by reason of the violation of any Environmental Legal Requirement.

For purposes of this definition, the terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and all rules and regulations promulgated thereunder.

“Exchange Act” shall mean The Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

“Excluded Assets” shall have the meaning ascribed to such term in Section 2.3 hereof.

“Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4(e).

“Facilities” shall mean the facilities of Seller Parties located at (i) Rio Hotel, Las Vegas, (ii) Smith and Wollensky’s, Las Vegas, (iii) Caesars Hotel, Las Vegas, and (iv) warehouse and office at 6225 McLeod Drive, Suites 23 and 25, Las Vegas, Nevada 89120, and all other real property used in the conduct of the Business in which Seller Parties have an ownership or leasehold interest, together with all Appurtenances thereto and Improvements thereon.

“Facility Leases” shall mean the lease agreements entered into by Seller Parties with respect to the Facilities.

“Files and Records” shall have the meaning ascribed to such term in Section 2.2.1(g) hereof.

“Financial Statements” shall have the meaning ascribed to such term in Section 3.3(a) hereof.

“GAAP” shall mean generally accepted U.S. accounting principles, applied on a basis consistent with the basis on which the Reference Balance Sheet and the other Financial Statements were prepared.

“Goodchild Note” shall have the meaning ascribed to such term in Section 5.17.

“Governing Documents” shall mean with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws or code of regulations; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating or limited liability company agreement; (e) if another type of Person, any other charter, agreement or similar document adopted, filed or entered into in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” shall mean any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing, arbitration panel, commission or similar dispute resolving panel or body.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic by a Governmental Body or the Release of which is regulated under any Environmental Legal Requirements. Without limiting the generality of the foregoing, the term includes (a) “hazardous substances” as defined in CERCLA, as amended, and regulations promulgated thereunder, (b) “extremely hazardous substances” as defined in Title III of the United States Superfund Amendments and Reauthorization Act, as amended, and regulations promulgated thereunder, (c) “hazardous waste” as defined in the United States Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder, (d) “hazardous materials” as defined in the United States Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder, (e) “chemical substance or mixture” as defined in the United States Toxic Substances Control Act, as amended, and regulations promulgated thereunder, and (f) petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Holdback Funds Account” shall have the meaning ascribed to such term in Section 2.5(a) hereof.

“Holdback Period” shall mean the one (1) year period beginning immediately following the Closing Date.

“Improvements” shall mean all buildings, structures, fixtures and other improvements located on the real property on which the Facilities are located.

“Incidental Contract or Right” shall have the meaning ascribed to such term in Section 2.6(b) hereof.

“Indemnifiable Claim” means any Proceeding or other claim with respect to which an Indemnitee may be entitled to indemnity hereunder.

“Indemnification Claim Amount” shall have the meaning ascribed to such term in Section 9.5 hereof.

“Indemnification Claim Notice” shall have the meaning ascribed to such term in Section 9.5 hereof.

“Indemnitee” shall mean the party or other person seeking indemnification pursuant to this Agreement.

“Indemnitor” shall mean the party, which is required or requested to provide indemnification pursuant to this Agreement.

“Insurance Policies” shall have the meaning ascribed to such term in Section 3.16(a) hereof.

“Intellectual Property Assignment Agreement” shall mean the Intellectual Property Assignment Agreement to be entered into between Buyer and Seller at the Closing in substantially the form of Exhibit D hereto.

“Intellectual Property Assets” shall mean any or all of the following throughout the world: (i) all Patents; (ii) all Trade Secrets; (iii) all Copyrights; (iv) all Marks; (v) all Trademarks, and (vi) all URL’s.

“Intangible Property” shall mean (a) all Governmental Authorizations utilized or held for use by Seller in connection with the Business, and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer; (b) Seller’s customer and vendor lists, files and sales and marketing data and Software related to the Business; and (c) all goodwill of the Business, Intellectual Property Assets and other intangible assets of Seller used or held for use in the Business.

“Inventories” shall have the meaning ascribed to such term in Section 2.2.1(d) hereof.

“IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Known to Seller” or all references to Seller’s “knowledge” herein means shall mean those facts of which the following employees of Seller are actually aware: Sam Battistone, Klaus Moeller, or Sean Goodchild.

“Lease” shall mean the Facility Leases and, to the extent in effect as of the date hereof, any lease of real property or Tangible Personal Property, used or held for use in connection with the Business, including those leases listed on Schedule 2.2.1(l), to which Seller or any of their Affiliates is a party or by which they or any of the Purchased Assets or the Facilities are bound or affected.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international or multinational constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, or Order of any Governmental Body.

“Losses” shall mean all losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and expenses).

“Marks” shall mean the names STARS LIVE 365 and             , and all of the Seller’s other fictional business names, trade names, registered and unregistered trademarks, service marks, and applications.

“Material Adverse Effect” shall mean any change, event or occurrence that would be reasonably likely to have a material adverse effect on (i) the financial condition, results of operations, properties, prospects or assets of the Business; (ii) any of Purchased Assets; or (iii) the ability of such party to consummate the Contemplated Transactions, provided that the foregoing shall not include events or effects relating to or arising from the economy of the United States generally or of the State of Florida in particular.

“Material Consents” shall have the meaning set forth in Section 2.6(a) hereof.

“Material Contracts” shall have the meaning set forth in Section 3.15(a) hereof.

“Offer to Sell” shall have the meaning ascribed to such term in “Section 7.4(a)”.

“Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” shall mean when referring to an action taken by a Person an action that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Patents” shall mean all of Seller’s patents, patent applications, and inventions and discoveries that may be patentable.

“Pending Holdback Claims” shall have the meaning set forth in Section 2.5(b) hereof.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes, assessments or governmental charges or claims that are not yet delinquent, (b) any mechanics’, materialmens’ or similar Encumbrances with respect to amounts that are not yet delinquent, (c) any purchase money Encumbrance in existence on the Closing Date set forth in Schedule 1.2-A, (d) any Encumbrance in the nature of the interest of a lessor or licensor of any property used in the conduct of the Business, (e) any Encumbrance securing rental payments under capital lease arrangements that constitute Material Contracts and (f) the Encumbrances set forth on Schedule 1.2-A.

“Pre-Closing Encumbrances” shall have the meaning ascribed to such term in Section 3.5 hereof.

“Prepaid Expenses” shall have the meaning ascribed to such term in Section 2.2.1(b) hereof.

“Proceeding” shall mean any action, arbitration, investigation, litigation, or suit (including any civil, criminal, administrative, judicial or investigative proceeding, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before any third party or Governmental Body.

“Purchased Assets” shall have the meaning ascribed to such term in Section 2.2.1 hereof.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.4(a) hereof.

“Reference Balance Sheet” shall mean the unaudited consolidated balance sheet for the Seller as of November 30, 2006, which is annexed hereto as (i) part of the Financial Statements and (ii) as Exhibit E.

“Reference Balance Sheet Date” shall mean November 30, 2006.

“Related Person” shall mean with respect to a particular individual:

(a) each other member of such individual’s family;

(b) an Affiliate of any one or more members of such individual’s family;

(c) any Person in which members of such individual’s family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which one or more members of such individual’s family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) an Affiliate of such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) any Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material on or into the Environment or into or out of any property.

“Remedial Action” shall mean any action, including any capital expenditure, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material; (b) to prevent the Release or Threat of Release or to minimize any further Release; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Legal Requirements and environmental Governmental Authorizations.

“Representative” shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Material Contracts” shall have the meaning ascribed to such term in Section 2.6(a) hereof.

“Rights in Mask Works” shall mean all of Seller’s rights in mask works.

“Saxton Note” shall have the meaning ascribed to such term in Section 5.17.

“Securities Act” shall mean The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Convertible Securities” shall have the meaning ascribed to such term in Section 5.13.

“Seller Debt Owed Buyer” shall mean all debt obligations of the Seller Parties to Buyer and Buyer’s Subsidiaries.

“Seller Indemnified Parties” shall mean Seller and any officer, director, employee, agent, Affiliate and permitted assignee of Seller.

“Seller Intellectual Property” shall have the meaning ascribed to such term in Section 2.2.1(f) hereof.

“Seller Open Payables” shall mean all payables of Seller and the Seller Parties, which have not been paid at the Closing Date.

“Seller Parties” shall have the meaning ascribed to such term in Section 3.1(a) hereof.

“Seller Plans” shall have the meaning ascribed to such term in Section 3.24(a) hereof.

“Seller Transaction Documents” shall have the meaning ascribed to such term in Section 3.2 hereof.

“Software” shall mean all computer software and subsequent versions thereof, including source codes, object, executable or binary codes, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Stock Holdback Amount” shall have the meaning ascribed to such term in Section 2.4(b)(2).

“Stock Purchase Price” shall have the meaning ascribed to such term in Section 2.4(b)(1).

“Subsidiary” shall mean with respect to any Person (for purposes of this definition, the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” shall mean all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books) used or held for use in the Business, together with any express or implied warranty by the manufacturer, Seller or lessor of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Liabilities” shall mean any and all costs and expenses (including all reasonable costs and expenses of attorneys and accountants incurred in connection with investigating, defending and settling all claims), liabilities, obligations, fines, penalties, interest, and damages incurred by Buyer or its Affiliates as a result of any claim involving Taxes related to (i) the operation of the Business by Seller at or prior to Closing; or (ii) the use of the Purchased Assets by Seller at or prior to Closing.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Debt” shall mean any debt obligation of the Seller to any third party, including but not limited to, loans from its shareholders, or promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money to any third party.

“Two Business Day Option Period” shall have the meaning ascribed to such term in Section 7.4(a).

“Threat of Release” shall mean a reasonable likelihood of a Release that would require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Secret” shall mean all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Seller as licensee or licensor.

“Trading Market” means any of the NASD OTC Bulletin Board, NASDAQ SmallCap Market, the Nasdaq national Market, the American Stock Exchange or the New York Stock Exchange.

“U.S. Government” shall mean the federal government of the United States of America and any of its branches and instrumentalities, including its departments, agencies, bureaus, commissions, boards, courts, corporations, offices, and other entities, and divisions thereof.

ARTICLE II.

PURCHASE AND SALE

Section 2.1 Closing. The purchase and sale (the “Closing”) provided for in this Agreement shall take place telephonically at 10:00 a.m. (Eastern Daylight Savings Time) on December 26, 2006 or, if later, the date which is three Business Days after the fulfillment of the conditions set forth in Articles V and VI hereof or at such other time, date, or place, as Buyer and Seller may agree. The date on which the Closing shall take place is referred to as the “Closing Date.” The Closing shall be deemed to be effective as of 11:59 p.m. (Eastern Daylight Savings Time) on the Closing Date. Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date, time or at the place determined pursuant to this Section 2.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

Section 2.2 Purchase and Sale; Deliverables.

2.2.1. Subject to the terms and conditions of this Agreement, at the Closing the Seller will sell, transfer, assign, convey, set over and deliver to the Buyer, and the Buyer will purchase, acquire and accept from the Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest of the Seller in and to all of the assets, rights and properties used or held for use by the Seller in connection with the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following assets, rights and properties:

(a) All of Seller’s equity interests in the Subsidiaries, as further set forth on Schedule 2.2.1(a);

(b) All prepaid assets and prepaid expenses existing on the accounting Files and Records of the Business as of the Closing Date (the “Prepaid Expenses”);

(c) All Tangible Personal Property on hand at the Facilities as of the Closing Date, including the Tangible Personal Property of Seller identified on Schedule 2.2.1(c);

(d) At least (i) $2,000,000 in inventories of finished goods, raw materials, work in progress, and supplies, wherever located, maintained by Seller for use or consumption in the Business, including in the production of finished goods and the provision of services, which are on hand as of the Closing Date (collectively, the “Inventories”); (ii) all assignable warranties and licenses issued to Seller in connection with the Inventories; and (iii) any assignable claims, credits and rights of recovery with respect to the Inventories;

(e) All of Seller’s interest in contracts, agreements, licenses, leases, commitments, sales orders, and purchase orders, whether written or oral, relating to the Business (collectively, the “Contracts”), including the Material Contracts;

(f) All Intellectual Property Assets of the Business, including the property described in Schedule 2.2.1(f) (collectively, the “Seller Intellectual Property”);

(g) All files and records in Seller’s care, custody or control which contain information with respect to, or relate to, or are maintained in connection with any or all of the Purchased Assets and the Business, that are inscribed on a tangible medium or that are stored in an electronic or other medium or in another format and which are retrievable in perceivable form, including customer and prospective customer files, vendor and prospective vendor files, maintenance records, warranty and customer support obligation records, sales and advertising material, documentation, outstanding proposals and accounting and financial records (collectively, “Files and Records”);

(h) All of Seller’s rights to memberships in trade organizations and all of Seller’s licenses, permits, authorizations and approvals issued by any third party in connection with the Business;

(i) All Leases, including but not limited to those identified on Schedule 2.2.1(i);

(j) All Intangible Property;

(k) All insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement; and

(l) All claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such claims listed in Schedule 2.2.1(l).

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability related to the Purchased Assets which otherwise exists at the time of Closing unless Buyer expressly assumes that liability pursuant to Section 2.4(d).

2.2.2. Deliveries of Seller at Closing. At the Closing, Seller will execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered to Buyer, the following:

(a) the Bill of Sale;

(b) all Material Consents and, to the extent otherwise obtained by Seller prior to Closing, such other Consents and assignments pertaining to the Contracts transferred or assigned to Buyer;

(c) The other Acquisition Agreements;

(d) All such other documents, agreements and instruments as counsel to the Buyer may reasonably request in order to set over, transfer and convey the Purchased Assets to Buyer and as may be required to be executed and delivered in accordance with Article V hereof.

2.2.3. Deliveries of Buyer at Closing. At the Closing, Buyer will execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered to Seller, the following:

(a) The Acquisition Agreements to which Buyer is a party; and

(b) All such other documents, agreements and instruments as may be required to be executed and delivered in accordance with Article VI hereof.

Section 2.3 Excluded Assets. There shall be excluded from the Purchased Assets the following (collectively, the “Excluded Assets”):

(a) All of Seller’s minute books, stock Files and Records and corporate seals;

(b) All of Seller’s insurance policies and rights thereunder (except to the extent specified in Section 2.2.1(k) and (l))

(c) All of Seller’s personnel Files and Records that Seller is required by law to retain in its possession;

(d) All of Seller’s claims for refund of Taxes and other governmental charges of whatever nature attributable to any period or matter through the Closing Date;

(e) All of Seller’s rights in connection with, and all assets of, the Seller’s Plans;

(f) All of Seller’s Tangible Assets located at its facilities located 2195 San Dieguito Dr., Suite 1, Del Mar, California 92014;

(g) All Contracts that are unrelated to the Business or the Purchased Assets;

(h) All of Seller’s rights under the Acquisition Agreements and any ancillary agreements contemplated thereby; and

(i) Subject to the provisions of Section 2.6 hereof, any asset or property the assignment or attempted assignment of which would be invalid or would constitute a breach of Contract.

Section 2.4 Purchase Price; Payment; Assumed Liabilities; Excluded Liabilities; Allocation.

(a) Purchase Price. In consideration for the purchase of the Purchased Assets, Buyer will pay, or will cause its designee(s) to pay, an amount (the “Purchase Price”) consisting of the Stock Purchase Price as set forth in Section 2.4(b)(1) hereof, together with the Stock Holdback Amount as defined in Section 2.4(b)(2) below, and Buyer will assume, or will cause its designee(s) to assume, at the Closing the Assumed Liabilities specified in Section 2.4(d) hereof.

(b) Payment of Purchase Price. At the Closing, Buyer will deliver, or will cause its designee(s) to deliver:

(1) Six Million (6,000,000) shares of restricted Buyer Common Stock (the “Stock Purchase Price”).

(2) One Million (1,000,000) shares of restricted Buyer Common Stock, subject to adjustment as set forth in Section 2.4(c) (the “Stock Holdback Amount”) shall be held by the Buyer as security for and, without prejudice to any other right or remedy available to Buyer, to satisfy any of Seller’s obligations to indemnify Buyer pursuant to Article IX hereof. The Stock Holdback Amount shall be held by Buyer subject to the provisions of Section 2.5 hereof.

(3) Two Million (2,000,000) shares of restricted Buyer Common Stock shall be held by the Buyer and, without prejudice to any other right or remedy available to Buyer if and in the event that Seller fails to obtain and assign to Buyer a new lease for the location located at the Rio Hotel in Las Vegas, Nevada (the “Rio Holdback Amount”). Such lease shall be for a period of at least 48 months and shall contain terms which do not represent a material variance in total rent paid from those terms and conditions which were previously contained in a lease between Seller and landlord for the Rio Hotel, including but not limited to an increase in percentage rent due to an amount in excess of 12% of gross sales; provided, however, that the parties agree and acknowledge that there may be some variable in the minimum rent required.

(4) In the event of any change in Buyer’s Common Stock by reason of any stock splits, readjustments or reorganization event, including any change after the Closing Date, the amount set forth in Section 2.4(b) shall be appropriately adjusted.

(c) Purchase Price Adjustment. The Purchase Price shall be subject to a reduction in the number of shares of Buyer Common Stock included therein in the amount of one (1) share of Buyer Common Stock per every $0.40 that the Seller Open Payables at Closing exceed Five Hundred Thousand ($500,000) dollars and the Seller Debt Owed Buyer at Closing exceeds One Million Four Hundred Eighteen Thousand ($1,418,000) dollars. Any such adjustment shall be made pro-rata between the shares of Buyer Common Stock included in the Stock Purchase Price and the Stock Holdback Amount.

(d) Assumed Liabilities. Effective as of the Closing Date, Buyer shall assume, and from and after the Closing Date, shall pay, discharge, satisfy or perform when due all of the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

(1) All obligations and liabilities arising on or after the Closing Date and related to (i) the ownership, use, possession or condition of the Purchased Assets or (ii) all operations and activities related to the Business;

(2) Those obligations and liabilities of the Seller or Business set forth on Schedule 2.4(d)(2);

(3) All obligations and liabilities arising out of the Seller’s Notes referenced in Section 5.17 hereof;

(4) All obligations and liabilities arising out of that all guarantees of the officers of Seller given to secure any interest of Seller in the Purchased Assets and Facilities, including but not limited to that certain guaranty provided by Sam Battistone securing Seller’s performance under the Coca-Cola Lease;

(5) Subject to the requirements of Section 11.13, all Taxes relating to the Purchased Assets or the operations and activities related to the Business with respect to any period or part thereof commencing immediately after the Closing Date. For the avoidance of doubt, Buyer shall not be liable or responsible for any Taxes for the Business incurred during all periods prior to the Closing Date, but which are required to be paid after the Closing Date; and

(6) All liabilities, obligations and commitments of Seller under the Assumed Contracts as set forth on Schedule 2.4(d)(4), including all payment obligations with respect to orders for supplies, services or inventory ordered in the Ordinary Course of Business but have not otherwise been provided or delivered to Seller as of the Closing Date.

(7) The Assumed Liabilities shall be the only liabilities assumed by Buyer and such assumption shall be effective upon the Closing Date, unless the terms hereof expressly state that such liabilities shall transfer at another time.

(e) Excluded Liabilities. Other than as provided in Section 2.4(d) above, the Buyer will not assume, and will not be deemed to have assumed, any other obligation or liability of the Seller, the Business or the Purchased Assets whatsoever (all such other obligations and liabilities, including, without limitation, those set forth on Schedule 2.4(e), being collectively referred to herein as the “Excluded Liabilities”), including:

(1) Except as set forth in Section 6.5, any liabilities or obligations under the Seller Plans or any liabilities relating to severance, payroll, vacation, sick leave, contributions for workers’ compensation, coverage or unemployment, pension or profit-sharing benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for the Current Employees or former employees or both for periods prior to the Closing Date;

(2) With the exception of the Seller Notes, any liabilities or obligations attributable or relating to (i) the violation of any Assumed Contract or Legal Requirement, or (ii) any third party or Governmental Body claim, in either case arising from any act, omission or circumstance that took place on or prior to the Closing;

(3) Any Environmental Liabilities or other liabilities (a) arising out of any act, omission, condition or circumstance which existed or occurred, on or prior to the Closing Date (i) related or attributable to a Release or Threat of Release of Hazardous Materials by the Seller (or any predecessor of Seller), the Business or any Person for whose conduct the Seller or the Business is responsible at (x) any of the Facilities or (y) any location at which Hazardous Activities were conducted or Hazardous Materials were generated, manufactured, refined, transferred, used or processed by the Seller (or any predecessor of Seller), the Business or any Person for whose conduct the Seller or the Business is responsible or (b) arising from or attributable to a breach or violation of any Environmental Legal Requirements by Seller, the Business or any Person for whose conduct Seller or the Business is responsible, on or prior to the Closing Date;

(4) Tax Liabilities;

(5) Any liability under any Excluded Contract;

(6) Any liabilities existing on or before Closing not expressly assumed by Buyer pursuant to Section 2.4(d);

(7) Any liability under any employment, severance, retention or termination agreement with any Current Employee of Seller or any of its Related Persons;

(8) Any liability of Seller to (a) any shareholder of Seller or (b) any Related Person of Seller or any shareholder of Seller prior to Closing;

(9) Any liability arising out of or relating to any employee grievance which arose or was caused by events occurring prior to the Closing Date, whether or not the affected Employees are hired by the Buyer;

(10) Any liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(11) Any liability (other than the Assumed Liabilities) arising out of any Proceeding pending as of the Closing Date or commenced after the Closing Date, which Proceeding arises out of or relates to any occurrence or event happening on or prior to the Closing Date;

(12) Any liabilities of Seller under this Agreement or any of the other Acquisition Agreements; and

(13) Any liability of Seller based upon Seller’s acts or omissions occurring after the Closing Date.

Effective as of the Closing Date, Seller shall assume, and from and after the Closing Date, shall pay, discharge, satisfy or perform when due all of the Excluded Liabilities.

Section 2.5 Disposition of Stock Holdback Amount and Rio Holdback Amount.

(a) The Stock Holdback Amount shall be held by Buyer during the Holdback Period. The amount of the Stock Holdback Amount at any time remaining after payments in respect of indemnity claims by Buyer Indemnified Parties under the provisions of Article IX of this Agreement (“Holdback Funds Account”).

(b) Within five (5) Business Days immediately following the expiration of the Holdback Period, Buyer shall distribute to Seller all shares of Buyer Common Stock contained in the Holdback Funds Account less a reservation of that number of shares of Buyer Common Stock, valued at $0.40 per share, as may be necessary to fund the amount of any outstanding claims for indemnification by any Buyer Indemnified Parties under Article IX hereunder which are then pending (“Pending Holdback Claims”). All remaining shares of Buyer Common Stock held with respect to Pending Holdback Claims shall be distributed upon the final resolution of the related Pending Holdback Claims. Notwithstanding the foregoing, at Seller’s option, the Buyer Common Stock shall be immediately released to Seller upon delivery of cash payment to Buyer in the amount of the Pending Holdback Claims.

(c) The Rio Holdback Amount will be held by the Buyer until such time as a lease for the Rio location is entered into by Buyer upon the terms and conditions set forth herein. Within five business days following the execution of a satisfactory Rio lease, Buyer shall distribute to Seller all shares of Buyer Common Stock contained in the Rio Holdback account. In the event the Buyer is removed from such location, Seller shall receive credit of 1/48th of the Rio Holdback Amount for each full month in which Buyer was able to operate at the Rio location.

Section 2.6 Consents.

(a) To the extent that any Consents identified on Schedule 2.6(a) hereto (“Material Consents”) shall not have been obtained (or otherwise are not in full force and effect) as of the Closing, then in the case of each Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may either (i) waive the closing conditions as to any such Material Consent and close the Contemplated Transactions subject to the rights and obligations of the Buyer and Seller set forth in subsection (b) below; or (ii) refrain from closing the Contemplated Transactions.

(b) In the event the Buyer elects to close the Contemplated Transactions under the circumstances described in subsection (a)(i) of this Section 2.6 and otherwise in the case of the failure to obtain any consent to the transfer or assignment of any other right of Seller under or in respect of any Purchased Assets, including any Assumed Contract, Lease, Governmental Authorization or Software required to be obtained as a condition to transfer or assignment to Buyer (an “Incidental Contract or Right”) by the Closing Date, this Agreement shall not constitute an agreement to transfer or assign any Restricted Material

Contracts or Incidental Contract or Right if a transfer or assignment without first obtaining such Consent would constitute a breach thereof or be unlawful, and Seller, to the maximum extent permitted by applicable Legal Requirements, shall use reasonable efforts to obtain for Buyer the benefits thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party, and shall cooperate, to the maximum extent permitted by applicable Legal Requirements, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer, provided, that, in such event, Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Seller shall continue to use all reasonable efforts to obtain such Consents after Closing until obtained; provided, however, that Buyer shall not be required to make any payment, change the way it conducts its business or change the way it intends to conduct the Business in order to secure any such Consent. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract or Incidental Contract or Right is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract or Incidental Contract or Right to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract or Incidental Contract or Right assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale and the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

Section 2.7 Allocation. The Purchase Price shall be allocated in such manner as Buyer and Seller mutually determine appropriate under the circumstances. The parties shall make consistent use of the allocation for all Tax purposes and in all Tax Returns, filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller. Neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation in any Proceeding related to the determination of any Tax.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

With respect to the sale of the Business, Seller represents and warrants to Buyer that:

Section 3.1 Organization.

(a) Seller and Seller’s Subsidiaries (the “Seller Parties”) are duly organized, validly existing and in good standing under the Legal Requirements of their respective jurisdiction of organization.

(b) Seller Parties are duly licensed or qualified to transact business or own or lease their assets, under the Legal Requirements of all jurisdictions where the Business would require them to be so licensed or qualified and are in good standing in all such jurisdictions.

Section 3.2 Authorization; Enforceability. Seller Parties have all requisite corporate power and authority to enter into the Acquisition Agreements to which they are a party (the “Seller Transaction Documents”) and to perform its obligations thereunder. All acts required to be taken by Seller Parties to authorize the execution, delivery and performance of the Seller Transaction Documents, and the consummation of the Contemplated Transactions, have been duly taken, and no other corporate (including shareholder or owner) proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other Legal Requirements affecting creditors’ rights, or by general equitable principles. Each of the other Seller Transaction Documents will be, as of the Closing, duly executed and delivered by the appropriate Seller Parties and will constitute a legal, valid and binding obligation of Seller Parties in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other Legal Requirements affecting creditors’ rights, or by general equitable principles. The execution, delivery and performance of each Seller Transaction Document, and the compliance with the provisions thereof by Seller Parties, will not conflict with, violate or result in the breach of any of the terms, conditions or provisions of the Governing Documents of Seller Parties, as the case may be, or any Order or Legal Requirement to which Seller Parties, the Purchased Assets or the Business is subject, except where the same would not materially impair Seller Parties’ ability to perform their obligations under the Seller Transaction Documents or have a Material Adverse Effect. Except as indicated on Schedule 3.2 hereto, the execution, delivery and performance of each Seller Transaction Document, and the compliance with the provisions thereof by Seller Parties, will not result in any breach of any of the terms or conditions of, or constitute a default under, any Governmental Authorization, license, indenture, mortgage, agreement or other instrument to which Seller Parties are a party or by which they are bound, except where such breach or default would not materially impair Seller Parties’ ability to perform their obligations under the Seller Transaction Documents, nor result in the creation or imposition of any Encumbrance upon any of the Purchased Assets.

Section 3.3 Financial Statements.

(a) Exhibit E hereto contains a true and correct copy of (i) the Reference Balance Sheet; (ii) audited consolidated balance sheet of Seller as of December 31, 2005; and (iii) the audited consolidated statement of operations, statement of shareholders’ equity, and statement of cash flows for the Seller as at and for the period ended as of December 31, 2005 (collectively referred to as the “Financial Statements”). The Financial Statements, except for the absence of footnotes (i) are in accordance with the Files and Records of Seller and accurate in all material respects; (ii) fairly present, in all material respects, the financial condition and the results of operations of the Business as at and for the period ended as of the periods involved; and (iii) to the Knowledge of Sellers, have been prepared in accordance with GAAP consistently applied. As of the Reference Balance Sheet Date, Seller did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, related to the Business or the Purchased Assets, that is not reflected or reserved against in the Financial Statements or set forth on Schedule 3.3(a) hereto or in the Exhibits and other Schedules hereto.

(b) The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in any notes to such Financial Statements.

(c) Except for such adjustments as agreed by Buyer and Seller in the preparation thereof, the Reference Balance Sheet (i) is consistent with the Files and Records of Seller and accurate in all material respects and (ii) has been prepared in a manner consistent with principles used to prepare the Financial Statements.

Section 3.4 Government Authorizations. Except as set forth in Schedule 3.4 hereto or contemplated in the Acquisition Agreements, Seller Parties are not required to submit any notice, report or other filing with, or obtain any Governmental Authorization from, any Governmental Body in connection with its execution, delivery or performance of the Acquisition Agreements, or the consummation of the Contemplated Transactions, except where the failure to make such submission or obtain such Governmental Authorization, would not have a Material Adverse Effect on the condition, results of operations, properties, assets or business of Seller Parties, taken as a whole and would not impede Seller Parties’ ability to perform their obligations under the Acquisition Agreements. Title; Properties; Encumbrances. Seller owns good and transferable title to all of the Purchased Assets free and clear of any Encumbrances other than the Permitted Encumbrances and those described in Schedule 3.5 (the “Pre-Closing Encumbrances”). Seller warrants to Buyer that the Purchased Assets will be transferred to Buyer at the time of Closing free and clear of all Encumbrances other the Permitted Encumbrances.

Section 3.6 Leased Real Property.

(a) Schedule 3.6(a) identifies the correct street addresses for the Facilities and an accurate description of the Facility Leases and all leases related thereto, including name of lessor, date of lease and term expiration date;

(b) The Facilities constitute all of the real property owned or leased by Seller Parties which are used in the conduct of the Business, with the exception of that certain real property leased by the Seller located at 2195 San Dieguito, Suite 1, Del Mar, California 92014;

(c) Seller Parties have valid leasehold interests in the Facilities, free and clear of all Encumbrances (other than any Permitted Encumbrances related thereto);

(d) Seller Parties have not received written notice of any condemnation proceedings, lawsuits or administrative actions relating to any of the Facilities;

(e) Seller Parties have not received written notice that the Seller Parties’ use or occupancy of the Facilities violates any Legal Requirement, covenant, condition or restriction that encumbers such properties, or that any such properties are subject to any restriction for which any Governmental Authorizations or facility certifications necessary to the current use thereof have not been obtained; and

(f) there are no sub-subleases, licenses, concessions or other agreements granting to any Person the right of use or occupancy of any portion of the Facilities.

Section 3.7 Condition of Assets.

(a) Use of the Facilities for the various purposes for which they are presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to any “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and, to Seller’s Knowledge, are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Facilities, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the land included in the Facilities in any manner which would impair, in any material respect, the use of the Facilities in the conduct of the Business. The Facilities have direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the Facilities, are supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities and are not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is not, to Seller’s Knowledge, any existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain Proceeding that would result in the taking of all or any part of the Facilities or that would prevent or hinder the continued use of the Facilities as heretofore used in the conduct of the Business of Seller.

(b) Each item of Tangible Personal Property used by Seller Parties in the Ordinary Course of Business is in reasonably good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and, to Seller’s Knowledge, is free from latent and patent defects. No item of Tangible Personal Property used by Seller Parties in the Ordinary Course of Business is in current need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.7(b), all Tangible Personal Property used in the Business is in the possession of Seller Parties.

Section 3.8 Taxes. Except as identified on Schedule 3.8:

(a) Seller Parties have filed all Tax Returns required to be filed, and Seller Parties have paid or will pay all taxes due and payable in accordance with such Tax Returns or otherwise required to be paid. All such Tax Returns are correct and complete in all material respects. There are no liens on any of the assets of the Seller Parties of any kind or nature that arose in connection with any failure (or alleged failure) to pay any tax. The Seller Parties have withheld and paid or collected and remitted all taxes required to have been withheld and paid in connection with amounts paid or owing to any third party, including any Employee, independent contractor, supplier, vendor, creditor or stockholder.

(b) The Seller Parties have not obtained an extension of time within which to file any Tax Return, which has not yet been filed. The Seller Parties have not received written notice from any Governmental Authority in any jurisdiction in which they do not file tax returns stating that they are subject to taxation by that jurisdiction.

(c) The amounts accrued as liabilities for taxes on the books of the Seller Parties and reflected on the Financial Statements are adequate to satisfy all material unpaid liabilities for taxes of the Seller Parties through the date of such Financial Statements. There is no agreement, waiver or other document extending, or having the effect of extending, the period for assessment or collection of any taxes of the Seller Parties, which extension or waiver is still in effect. The Seller has delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, statements or deficiencies and similar documents prepared by any tax authority that relate to the operations or business of the Seller Parties with respect to any period ending on or after December 31, 2003. Except as set forth on Schedule 3.8(c) attached hereto, the Seller Parties are not a party to any tax sharing or allocation arrangement with any Person, are not a member of an affiliated group filing a consolidated federal tax return and have no liability for taxes of any Person other than the Seller Parties under Treasury Regulation Section 1.1502-6 or any similar provision of state law, or as a transferee or successor, by contract or otherwise.

(d) To Seller’s Knowledge, no authority will assess the Seller Parties any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of the Seller Parties either (A) claimed or raised by any authority in writing or (B) as to which Seller Parties have knowledge.

(e) The Seller Parties have not made any payments, are not obligated to make any payments, and are not party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Seller Parties have not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Seller Parties have disclosed on their federal Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

(f) Schedule 3.8(f) attached hereto sets forth the following information with respect to the Seller Parties as of the most recent practicable date: (A) the basis of the Seller Parties’ assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Seller Parties.

(g) The unpaid taxes of the Seller Parties do not exceed any reserve for tax liability set forth on the Reference Balance Sheet (rather than in any notes thereto).

(h) Except as set forth on Schedule 3.8(h) attached hereto, the Seller Parties’ Tax Returns have not been audited.

Section 3.9 Current Employees. Schedule 3.9 lists, for each employee of the Business (collectively, the “Current Employees”), the name, starting date, current annual salary (including bonus), other special benefits, and the amounts of accrued sick days and vacation days. Except as set forth on Schedule 3.9, there has been no material change in the Seller Parties’ workforce since November 30, 2006. Except as identified on Schedule 3.9, Seller Parties are not party to any written employment agreement with any of the Current Employees. To Seller’s Knowledge, no Current Employee intends to or recently has threatened to terminate his or her employment. Except as identified on Schedule 3.9, Seller is not in violation of or restricted (and after the Closing neither Buyer nor its Affiliates will be in violation of or restricted), directly or indirectly, by any agreement to which Seller Parties or any Current Employee or former employee is a party, including any agreements regarding confidentiality, non-competition, non-interference or non-solicitation, from carrying on the Business anywhere in the world for any period of time. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the Contemplated Transactions will trigger any severance pay or other similar obligation to any Current Employee or former employee under any agreement (other than under any Acquisition Agreement) or under any Legal Requirement. Except as set forth on Schedule 3.9, on the Closing Date, there will be no bonuses, “golden parachute” or severance payments owed to Current Employees, to former employees of the Business or to directors or officers of Seller Parties.

Section 3.10 [Labor Relations. NA]

Section 3.11 Compliance with Legal Requirements.

(a) Except as set forth in Schedule 3.11(a):

i. To Seller’s Knowledge, Seller Parties have always been, in all material respects, in compliance with each Legal Requirement that are applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets;

ii. No event has occurred or circumstance exists that, to Seller’s Knowledge, with or without notice or lapse of time (A) constitutes or is reasonably likely to result in, a violation by Seller Parites of, or a failure on the part of Seller Parties to comply with, any Legal Requirement or (B) gives rise to any obligation on the part of Seller Parties to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

iii. Seller Parties have never received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller Parties to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.11(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller Parties or that otherwise relates to the Business or the Purchased Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.11(b) is valid and in full force and effect. Except as set forth in Schedule 3.11(b):

i. Seller Parties are, and at all times since December 31, 2005, have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.11(b);

ii. No event has occurred or circumstance exists that, to Seller’s Knowledge, with or without notice or lapse of time (A) constitutes or is reasonably likely to result directly or indirectly in a violation of, or a failure to comply with, any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.11(b) or (B) is reasonably likely to result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.11(b);

iii. Seller Parties have never received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

iv. All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.11(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.11(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller Parties to lawfully conduct and operate the Business in the manner in which they currently conduct and operate the Business and to permit Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such assets.

Section 3.12 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.12(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

i. by or against Seller Parties or that otherwise relates to or may affect the Business or any of the Purchased Assets; or

ii. that challenges, or that would, if adversely determined, have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings relating to each Proceeding listed in Schedule 3.12(a). There are no Proceedings listed or required to be listed in Schedule 3.12(a) that could have a Material Adverse Effect.

(b) Except as set forth in Schedule 3.12(b):

i. there is no Order to which Seller Parties, the Business or any of the Purchased Assets is subject; and

ii. to the Seller’s Knowledge, no officer, director, agent or employee of Seller Parites is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c) Except as set forth in Schedule 3.12(c):

i. Seller Parties are, and always have been, in compliance with all of the terms and requirements of each Order to which they or any of the Purchased Assets are or have been subject;

ii. no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller Parties or any of the Purchased Assets are subject; and

iii. Seller Parties have never received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller Parties or any of the Purchased Assets is or has been subject.

Section 3.13 Absence of Certain Changes and Events. Except as set forth in Schedule 3.13 hereto, Seller Parties have always conducted the Business only in the Ordinary Course of Business and no event, circumstance, or condition has occurred that:

(a) has caused or, to Seller’s Knowledge, is reasonably likely to cause a Material Adverse Effect;

(b) involved any payment or increase by Seller Parties of any bonuses, salaries or other compensation to any shareholder, director, officer or employee not otherwise in the Ordinary Course of Business or entry into any employment, severance or similar Contract with any director, officer or employee;

(c) involved adoption of, amendment to or increase in the payments to or benefits under, any Seller Plan;

(d) involved damage to or destruction or loss of any Purchased Assets having an aggregate value of in excess of $5,000, whether or not covered by insurance;

(e) except as to contract renewals or extensions arising in the Ordinary Course of Business, involved entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, or similar Contract to which Seller Parties are a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller Parties of at least $5,000;

(f) involved a sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Purchased Asset or property of Seller Parties (including the Intellectual Property Assets) or the creation of any Encumbrance on any Purchased Asset;

(g) involved the cancellation or waiver of any claims or rights with a value to Seller Parties in excess of $5,000;

(h) involved any indication by any material customer or supplier of an intention to discontinue or change the terms of its relationship with Seller Parties;

(i) involved any material change in the accounting methods used by Seller Parties; or

(j) resulted in or involved a Contract by Seller Parties to do any of the foregoing.

Section 3.14 Intellectual Property Assets.

(a) Agreements. Schedule 3.14(a) contains a complete and accurate list and summary description, including any royalties paid or received by Seller Parties, of all Contracts relating to the Intellectual Property Assets to which Seller Parties are a party or by which Seller Parties are bound. There are no outstanding and, to Sellers’ Knowledge, no threatened disputes or disagreements with respect to any such agreement.

(b) Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller Parties are the owners of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and have the right to use without payment to a third party all of the Intellectual Property Assets.

(c) Trademarks

i. Schedule 3.14(c) contains a complete and accurate list and summary description of all Marks. Seller Parties are the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

ii. All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

iii. No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers’ Knowledge, no such action is threatened with the respect to any of the Marks.

iv. To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any third party.

v. No Mark is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller Parties infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

vi. All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(d) Copyrights

i. Schedule 3.14(d) contains a complete and accurate list and summary description of all Copyrights. Seller Parties are the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

ii. All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

iii. No Copyright is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

iv. All works encompassed by the Copyrights have been marked with the proper copyright notice.

Section 3.15 Material Contracts; No Defaults.

(a) Schedule 3.15(a) contains an accurate and complete list of all written and oral contracts related to the Business or Purchased Assets of the following nature or description (the “Material Contracts”):

i. each Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $5,000;

ii. each Contract that was not entered into in the Ordinary Course of Business;

iii. each Lease;

iv. each Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

v. to the Seller’s Knowledge, each Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

vi. each Contract providing for payments to or by any Person based on sales, purchases or profits of Seller, other than direct payments for goods;

vii. each power of attorney of Seller that is currently effective and outstanding;

viii. each Contract for capital expenditures by Seller in excess of $5,000;

ix. each Contract of Seller not denominated in U.S. dollars;

x. except where the failure to disclose would not have a Material Adverse Effect, each written warranty, guaranty and/or other similar undertaking with respect to contractual performances extended by Seller other than in the Ordinary Course of Business;

xi. for the avoidance of doubt, all agreements for use of any Software (other than any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $2,500); and

xii. except where the failure to disclose would not have a Material Adverse Effect, each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

xiii. Schedule 3.15(a) sets forth reasonably complete details concerning such Contracts, including the parties to each Contract and the amount of the remaining commitment of Seller Parties under each Contract.

(b) Except as set forth in Schedule 3.15(b):

i. each Material Contract identified or required to be identified in Schedule 3.15(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

ii. each Material Contract identified or required to be identified in Schedule 3.15(a) and which is being assigned to or assumed by Buyer is assignable by Seller Parties to Buyer without the Consent of any other Person;

iii. to the Seller’s Knowledge, no Material Contract identified or required to be identified in Schedule 3.15(a) and which is to be assigned to or assumed by Buyer under this Agreement will, upon completion or performance thereof, have a Material Adverse Effect; and

iv. each Material Contract has been entered into in the Ordinary Course of Business.

(c) Except as set forth in Schedule 3.15(c):

i. Seller Parties are, and at all times since December 31, 2005, have been, in compliance with all applicable material terms and requirements of each Contract which is being assumed by Buyer;

ii. to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Material Contract which is being assigned to Buyer is, and always has been, in full compliance with all material applicable terms and requirements of such Material Contract;

iii. no event has occurred or circumstance exists that, to Seller’s Knowledge, with or without notice or lapse of time, contravenes, conflicts with or results in a breach of, or gives Seller Parties or any other Person the right to declare default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any Material Contract that is being assigned to or assumed by Buyer;

iv. to Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Material Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Purchased Assets;

v. Seller Parties have never given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract which is being assigned to or assumed by Buyer; and

vi. there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller Parties under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

Section 3.16 Insurance.

(a) Schedule 3.16(a) is a true and complete list of all insurance policies held by Seller Parties in connection with the Business (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect.

(b) Seller Parties have delivered to Buyer any statement by any auditor of Seller’s consolidated financial statements or any consultant or risk management advisor with regard to the adequacy of Seller Parties’ coverage or of the reserves for claims.

(c) Schedule 3.16(c) describes:

i. any self-insurance arrangements by or affecting Seller Parties, including any reserves established thereunder;

ii. any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller Parties are a party or which involves its Business; and

iii. to the Seller’s Knowledge all obligations of Seller Parties to provide insurance coverage to third parties (for example, under Leases or service agreements), and identifies the policy under which such coverage is provided.

(d) Schedule 3.16(d) sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

i. a summary of the loss experience under each Insurance Policy;

ii. a statement describing each claim under each Insurance Policy for an amount in excess of Five Thousand Dollars ($5,000), which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance and period of coverage; and

(C) the amount and a brief description of the claim; and

iii. a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(e) Except as set forth in Schedule 3.16(e):

i. all Insurance Policies to which Seller Parties are a party or that provide coverage to Seller Parties:

(A) are, to Seller’s Knowledge, issued by an insurer that is financially sound and reputable;

(B) taken together, provide reasonably adequate insurance coverage for the Purchased Assets and the Business for all risks to which Seller Parties are normally exposed; and

(C) are sufficient for compliance with all Legal Requirements and, to Seller’s Knowledge, Contracts;

ii. Seller Parties have not, within the last twenty-four (24) months, received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder;

iii. Seller Parties have paid all premiums due, and have otherwise performed all of their obligations, under each policy of insurance to which they are a party or that provides coverage to the Seller Parties; and

iv. Seller Parties have given notice to the insurer of all claims that may be insured thereby.

Section 3.17 Inventory. Except as identified on Schedule 3.17, all inventory of Seller Parties, whether or not reflected in the Reference Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Reference Balance Sheet or on the accounting records of Seller Parties as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Seller Parties.

Section 3.18 Accounts Receivable. Except as described in Schedule 3.18, all Accounts Receivable that are reflected on the Reference Balance Sheet or on the accounting Files and Records of Seller Parties as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Seller Parties in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Reference Balance Sheet (which reserves are consistent with past practice). There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller Parties, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.18 contains a complete and accurate list of all Accounts Receivable as of the date of the Reference Balance Sheet, which list sets forth the aging of each such Account Receivable.

Section 3.19 Accounts Payable. Schedule 3.19 lists the accounts payable of the Business as of the Closing Date and each purchase order and each agreement between Seller Parties and their suppliers involving an aggregate purchase price of Two Thousand Five Hundred Dollars ($2,500) or more by (i) name of vendor, (ii) description of goods or services, (iii) purchase order value, and (iv) balance due to vendor. Except as provided in Schedule 3.19, no such order or agreement is subject to any escalation, renegotiation, redetermination, rebate or similar provision that would be reasonably likely to have a Material Adverse Effect.

Section 3.20 Environmental Status; Permits. Schedule 3.20 attached hereto contains a list of (i) all foreign, federal, state and municipal environmental permits applied for and received for the Seller Parties’ ownership and/or tenancy of its real property, including identification of issuing agency, permit number, and expiration date; (ii) all citations or enforcement actions related to the Seller Parties owned or leased property for violation of any Environmental Legal Requirements issued during the past five (5) years, including description and identification of type, date, and final resolution; and (iii) all known Releases, including identification of exact location and remedial action taken. All licenses, permits, registrations, approvals and other governmental authorizations held by the Seller Parties are listed on Schedule 3.20 and are valid and sufficient for the business being conducted by the Seller Parties immediately prior to the Closing. The Business of the Seller Parties has been conducted in compliance with all applicable Environmental Legal Requirements and rules of any Governmental Authority regarding environmental matters up to and including the Closing Date, except as described on Schedule 3.20. Except as identified on Schedule 3.20, neither the Seller Parties, nor, to the Knowledge of Seller, any Person for whose conduct the Seller Parties are responsible, has used, generated, stored or disposed of, on, under or about the Facilities any hazardous waste or toxic substances. Except as set forth on Schedule 3.20, neither the Seller Parties, nor, to the Knowledge of Seller, any Person for whose conduct the Seller Parties are responsible, has generated or disposed of at any off-site locations any hazardous waste or toxic substances.

Section 3.21 Sufficiency of Purchased Assets. Except for the Excluded Assets, at the Closing, the Purchased Assets will include all of the assets (including rights) required to operate the Business in substantially the manner heretofore conducted by Seller Parties.

Section 3.22 No Undisclosed Liabilities. Except as disclosed in Schedule 3.22, Seller Parties have no liability, fixed or contingent, of a nature which, under GAAP consistently applied, would be required to be reflected or reserved for on a consolidated balance sheet of the Seller, except for liabilities reflected and reserved for in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of the Reference Balance Sheet.

Section 3.23 Customers and Suppliers. Schedule 3.23 contains a complete and accurate list of the ten (10) largest suppliers of Seller Parties, for the twelve (12) months ended November 30, 2006. To Seller’s Knowledge, except as described on Schedule 3.23, there has been no termination or cancellation of the business relationship of Seller with any material vendor or any customer or group of customers and none is threatened or reasonably anticipated.

Section 3.24 Employee Benefits.

(a) Except as described on Schedule 3.24(a), Seller Parties have no “employee benefit plans” within the meaning of §3(3) of ERISA or any bonus, incentive, deferred compensation, supplemental retirement, severance or other employee benefit plans, programs or arrangements, or employment or compensation agreements, in each case for the benefit of, or relating to, Current Employees or former employees of the Seller Parties or their dependents (collectively, the “Seller Plans”).

(b) There are no Seller Plans subject to Title IV of ERISA or Section 412 of the Code. Neither Seller Parties nor any ERISA Affiliate of Seller Parties, contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in §4201 of ERISA) under or with respect to any “multiemployer plan” (as defined in § 3(37) of ERISA).

(c) Seller Parties have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 3.24(c).

(d) No written or oral representations have been made to any Current Employee or former employee of Seller Parties promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any Current Employee or former employee of Seller Parties concerning the employee benefits of Buyer.

Section 3.25 Compliance with the Foreign Corrupt Practices Act And Export Control And Antiboycott Legal Requirements.

(a) Neither Seller Parties nor, to Seller’s Knowledge, any of their Representatives, have, for the purpose of obtaining or retaining business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100) in the aggregate to any one individual in any year) or any commission payment, to:

i. any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government-owned or non-government-owned);

ii. any political party or official thereof;

iii. any candidate for political or political party office; or

iv. any other Person;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b) Each transaction is properly and accurately recorded on the Files and Records of Seller Parties, and each document upon which entries in Seller Parties’ Files and Records are based is complete and accurate in all respects. Seller Parties maintain a system of internal accounting controls adequate to insure that Seller Parties maintain no off-the-books accounts and that Seller Parties’ assets are used only in accordance with the Seller Parties’ management directives.

(c) Seller Parties have at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Seller Parties during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(d) Except as set forth in Schedule 3.25(d), Seller Parties have not violated the antiboycott prohibitions contained in 50 U.S.C. §2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Except as set forth in Schedule 3.25(d), during the last five (5) years, Seller Parties have not been a party to, are not a beneficiary under and have not performed any service or sold any product under any Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

Section 3.26 Relationships with Related Persons. Except as disclosed in Schedule 3.26, to the Seller’s Knowledge, no Related Person of Seller Parties has, or since December 31, 2005, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller Parties nor any Related Person of Seller Parties owns, or has ever owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller Parties other than business dealings or transactions disclosed in Schedule 3.26, each of which has been conducted in the Ordinary Course of Business with the Seller Parties at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller Parties with respect to any line of the products or services of the Seller Parties (a “Competing Business”) in any market presently served by the Seller Parties, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.26, neither Seller Parties nor any Related Person of Seller Parties is a party to any Contract with, or has any claim or right against, the Seller Parties.

Section 3.27 Solvency.

(a) Except as disclosed on Schedule 3.27, Seller Parties are not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable liabilities of the Seller Parties exceed the present fair saleable value of the Seller Parties’ assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller Parties will be able to pay their liabilities as they become due in the usual course of its business; (ii) Seller Parties will not have unreasonably small capital with which to conduct their present or proposed business; (iii) Seller Parties will have assets (calculated at fair market value) that exceed their liabilities; and (iv) taking into account all pending and threatened Proceedings, final judgments against the Seller Parties in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller Parties will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller Parties. The cash available to Seller Parties, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 3.28 Accredited Investors. Each shareholder of Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

Section 3.29 Disclosure. No representation or warranty or other statement made by Seller Parties in the Acquisition Agreements, the Schedules, or any supplement thereto, or otherwise in connection with the Contemplated Transactions, contains any untrue statement of any material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 4.1 Organization. Buyer is validly existing and in good standing under the Legal Requirements of its jurisdiction of organization.

Section 4.2 Authorization; Enforceability. Buyer has all requisite corporate power and authority to enter into each Acquisition Agreement to which it is a party, and to perform its obligations hereunder and thereunder. All acts required to be taken by Buyer to authorize the execution and delivery of each Acquisition Agreement, and the consummation of the transactions contemplated herein and therein, has been taken, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other Legal Requirements affecting creditors’ rights, or by general equitable principles. Each other Acquisition Agreement will be, as of the Closing, duly executed and delivered by Buyer, and will constitute legal, valid and binding obligations of Buyer in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other Legal Requirements affecting creditors’ rights, or by general equitable principles. The execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Buyer, will not conflict with, violate or result in the breach of any of the terms, conditions or provisions of the Governing Documents of Buyer, or any Order or Legal Requirement of any Governmental Body to which Buyer is subject, except where the same would not impede Buyer’s ability to perform its obligations under the Acquisition Agreements or have a Material Adverse Effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole. The execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Buyer, will not result in any breach of any of the terms or conditions of, or constitute a default under, any license, indenture, mortgage, agreement or other instrument to which Buyer is a party or by which it is bound, except where such breach or default would not impede Buyer’s ability to perform its obligations under the Acquisition Agreements or have a Material Adverse Effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole.

Section 4.3 Government Approvals. Except as set forth in Schedule 4.3 hereto or contemplated in the Acquisition Agreements, Buyer is not required to submit any notice, report or other filing with, or obtain any Governmental Authorization from, any Governmental Body in connection with its execution, delivery or performance of the Acquisition Agreements, or the consummation of the Contemplated Transactions, except where the failure to make such submission or obtain such Governmental Authorization, would not have a Material Adverse Effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole and would not impede Buyer’s ability to perform its obligations under the Acquisition Agreements.

Section 4.4 Disclosure. No representation or warranty or other statement made by Buyer in the Acquisition Agreements, the Schedules, or any supplement thereto, or otherwise in connection with the Contemplated Transactions, contains any untrue statement of any material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading.

Section 4.5 Litigation. There is no action pending, or to the knowledge of Buyer, threatened against, Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Contemplated Transactions; or (b) would reasonably be expected to have a material adverse effect on Buyer.

Section 4.6 Reporting Status. Buyer shall use its reasonable best efforts to timely file with the U.S. Securities & Exchange Commission all reports required to be filed pursuant to the Exchange Act.

ARTICLE V.

CONDITIONS TO BUYER’S OBLIGATIONS

All obligations of Buyer under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Buyer:

Section 5.1 Accuracy of Representations and Warranties. All of Seller’s representations and warranties in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall have been true and correct in all material respects as of such other date) and (ii) that are qualified by materiality shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall have been true and correct as of such other date), without giving effect to any supplement to this Agreement or the Schedules.

Section 5.2 Seller’s Performance. Seller shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

Section 5.3 Officer’s Certificate. Buyer shall have received a certificate of the an executive officer of the Seller, dated the Closing Date, certifying on behalf of the Seller as to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

Section 5.4 Secretary’s Certificate. Buyer shall have received a certificate of the Secretary of the Seller, certifying the name and title and bearing the signatures of the officers of the Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated to be executed and delivered hereunder.

Section 5.5 Governmental Authorizations. Seller shall have made all filings and petitions required to be made by it prior to the Closing Date, all applicable waiting periods shall have expired, and Buyer shall have received all Governmental Authorizations required to be obtained prior to the Closing Date from all Governmental Bodies in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, as set forth on Schedule 3.4.

Section 5.6 No Proceedings. No court, agency or other Governmental Body shall have issued any Order to set aside, restrain, enjoin or prevent consummation of the Contemplated Transactions or the performance of Buyer’s obligations hereunder, nor shall there be any threatened or pending Proceeding requesting such relief or remedy or which seeks to declare the Contemplated Transactions illegal.

Section 5.7 Consents. All Material Consents shall have been obtained in form and substance reasonably satisfactory to Buyer and its counsel.

Section 5.8 Conveyances. Subject to the provisions of Section 2. hereof, Buyer shall have received all conveyances, assignments, bills of sale, confirmations, and further instruments as Buyer and its counsel shall request in order to complete the conveyances, transfers, assignments and deliveries provided for herein and to convey to Buyer the Purchased Assets.

Section 5.9 Acquisition Agreements. Seller shall have executed and delivered the other Acquisition Agreements to which Seller is a party.

Section 5.10 Release of Encumbrances. The Seller shall have caused the release and discharge of any and all Encumbrances on the Purchased Assets, other than the Permitted Encumbrances.

Section 5.11 Dissenters’ Rights. There shall be no Legal Requirement entitling any security holder of Seller or any Subsidiary of Seller to any dissenter’s rights with respect to the Contemplated Transactions.

Section 5.12 Seller Warrants. Buyer shall be satisfied in its sole discretion with the rights and obligations of Seller Parties and the holders of any securities entitling said holders to purchase shares of Buyer Common Stock (collectively the “Seller Convertible Securities”) under the terms of said Seller Convertible Securities.

Section 5.13 Facility Leases. Buyer shall have received, on terms approved by Buyer in Buyer’s sole discretion, assignments of each of the Facility Leases other than the Coca Cola Lease.

Section 5.14 Coca Cola Lease. Buyer shall have received, on terms approved by Buyer in Buyer’s sole discretion, an assumption of the Coca Cola Lease, and an assignment of all of the Seller Entities rights and interests in and to that certain letter of credit in the amount of Two Hundred Fifty Thousand ($250,000) Dollars posted by the Seller Entities with respect to the Coca Cola Lease.

Section 5.15 General Partner/Manager of Seller Subsidiaries. Seller shall have resigned all rights and duties as general partner, manager, or any such similar capacity, with respect to all Subsidiaries or Seller, and Buyer shall have been appointed as Seller’s replacement in all such offices and/or capacities.

Section 5.16 Limited Partner. Seller shall have assigned all its limited partner interests with respect to the Subsidiaries a Seller and Buyer shall be appointed as a limited partner in all such entities.

Section 5.17 Modification of Seller Notes.

(a) Buyer shall assume all of Seller’s obligations under and Seller shall assign to Buyer that certain debt obligation of Seller to Sean Goodchild in an amount of approximately $672,000 (the “Goodchild Note”) providing for the satisfaction in full of all amounts due under the Goodchild Note through the following payments: (i) $72,000 to be paid at Closing, and (ii) twelve equal monthly payments of $50,000 commencing on the date that is thirty days after the Closing Date and continuing on the same day of each of the following eleven months.

(b) Buyer shall assume all of Seller’s obligations under and Seller shall assign to Buyer that certain debt obligation of Seller to Jolaine Saxton in an amount of approximately $100,000 (the “Saxton Note”) providing for the satisfaction in full of all amounts due under the Saxton Note through the ten equal monthly payments of $10,000 commencing on the date that is thirty days after the Closing Date and continuing on the same day of each of the following ten months, and to provide for the termination of all related security interests in and to the Purchased Assets, including but not limited to all pledge agreements between the Seller and the holder of the Saxton Note.

(c) Buyer shall assume all of Seller’s obligations under and Seller shall assign to Buyer that certain debt obligation of Seller to Sam Battistone in an amount of approximately $1,029,000 (the “Battistone Note”), which shall be amended to provide for the satisfaction in full of all amounts due under the Battistone Note through the issuance by Buyer to Battistone of 1,000,000 shares of restricted Buyer Common Stock (the “Battistone Shares”) and the transfer by Seller to Battistone of any interest of Seller in that certain NBA litho project, and to provide for the termination of all related security interests in and to the Purchased Assets, including but not limited to all pledge agreements between the Seller and the holder of the Battistone Note. Notwithstanding the foregoing, only 500,000 of the Battistone Shares shall be issued to Battistone at Closing. The remaining 500,000 Battistone Shares shall be added to the Rio Holdback Amount and held by Buyer pursuant to Section 2.4(b)(3).

(d) Buyer shall assume all of Seller’s obligations under and Seller shall assign to Buyer that certain debt obligation of Seller to Joie Casey in an amount of approximately $650,000 (the “Casey Note”), which shall be amended to provide for the satisfaction in full of all amounts due under the Casey Note through 48 equal monthly payments of principal and interest (which shall accrue at the rate of 6% per annum) commencing on the date that is 30 days after the Closing Date and continuing on the same day of each of the following forty-seven months, and to provide for the termination of all related security interests in and to the Purchased Assets, including but not limited to all pledge agreements between the Seller and the holder of the Casey Note.

All assignments of the Seller Notes shall be in substantially the form of the Assignment and Assumption Agreement. Upon execution of the Assignment and Assumption Agreement, all escrows established under any pledge agreement related to the Seller Notes shall be immediately released and the escrowed property delivered to Buyer.

Section 5.18 Opinion of Counsel. Buyer shall have received an opinion of counsel to the Sellers and substance reasonably satisfactory to Buyer.

Section 5.19 Approval. Buyer shall have received from Seller evidence satisfactory to Buyer that the holders of at least a majority of the securities entitled to vote with respect to the Contemplated Transactions have voted in favor of the effectuation of the Contemplated Transactions.

ARTICLE VI.

CONDITIONS TO SELLER’S OBLIGATIONS

All obligations of Seller under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Seller:

Section 6.1 Accuracy of Representations and Warranties. All of Buyer’s representations and warranties in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall have been true and correct in all material respects as of such other date) and (ii) that are qualified by materiality shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall have been true and correct as of such other date), without giving effect to any supplement to this Agreement or the Schedules.

Section 6.2 Buyer’s Performance. Buyer shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

Section 6.3 Officer’s Certificate. Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, certifying on behalf of Buyer as to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

Section 6.4 Secretary’s Certificate. Seller shall have received a certificate of the Secretary or Assistant Secretary of the Buyer, certifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and instruments contemplated to be executed and delivered by Buyer hereunder.

Section 6.5 Governmental Authorizations. Buyer shall have made all filings and petitions required to be made by it prior to the Closing Date, all applicable waiting periods shall have expired, and Seller shall have received all Governmental Authorizations required to be obtained prior to the Closing Date from all Governmental Bodies in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, as set forth on Schedule 4.3.

Section 6.6 No Proceedings. No court, agency or other Governmental Body shall have issued any Order to set aside, restrain, enjoin or prevent consummation of the Contemplated Transactions or the performance of Seller’s obligations hereunder, nor shall there be any threatened or pending Proceeding requesting such relief or remedy or which seeks to declare the Contemplated Transactions illegal.

Section 6.7 Purchase Price. Seller shall have received the Stock Purchase Price at Closing pursuant to Section 2.4(b)(1) hereof.

Section 6.8 Acquisition Agreements. Buyer shall have executed and delivered to Seller the other Acquisition Agreements to which Buyer is a party.

Section 6.9 Interparty Indebtedness. Seller shall have received evidence of the cancellation of the Seller Debt Owed Buyer.

ARTICLE VII.

POST-CLOSING COVENANTS

Section 7.1 Further Assurances. From and after the Closing Date, each party to this Agreement shall, at any time and from time to time, at the requesting party’s cost and expense, make, execute and deliver, or cause to be made, executed and delivered, such assignments, assumptions, deeds, bills of sale, filings and other instruments, consents and assurances and take or cause to be taken all such action as the other party may reasonably request to carry out the terms of this Agreement. In addition, each party agrees to cooperate fully with the other party in connection with any Proceeding, which relates to the operation or activities of the Business prior to the Closing Date.

Section 7.2 Property Tax Proration. Personal property taxes attributable to the Purchased Assets shall be allocated between Seller and Buyer on the basis of the number of days in the applicable Tax year of Seller elapsed through and including the Closing Date (which portion shall be allocated to Seller) as compared with the number of days in such Tax year elapsing after the Closing Date (which portion shall be allocated to Buyer). Seller shall be responsible for the payment, to any appropriate Governmental Body, of all personal property taxes attributable to the Purchased Assets for the year in which the Closing occurs; provided, however, that, within five (5) Business Days of Buyer’s receipt of written evidence of Seller’s payment thereof, Buyer shall pay to Seller, by certified or official bank check payable to its order, that portion of such personal property taxes which is allocable to Buyer as set forth above.

Section 7.3 Distribution.

(a) Any distribution by Seller of any assets of Seller, including, but not limited to, shares of Buyer Common Stock, post Closing shall be conducted in full compliance with any applicable Legal Requirements and the terms of this Agreement.

(b) In the event of any such distribution of shares of Buyer Common Stock at a time when shares of Buyer Common Stock remain in the Holdback Funds Account, said distribution shall be conducted in such a manner that after such distribution the shares of Buyer Common Stock that would have otherwise been distributed to Sam Battistone, Klaus Moeller, and Sean Goodchild shall be exchanged with such shares of Buyer Common Stock held in the Holdback Funds Account for the remainder of the Holdback Period, thereby entitling said shareholders to said shares of Buyer Common Stock only upon the distribution of said shares from the Holdback Funds Account pursuant to the terms of this Agreement.

(c) Prior to effectuating any distribution of shares of Buyer Common Stock comprising the Purchase Price Seller shall have obtained from Sam Battistone, Klaus Moeller, and Sean Goodchild on behalf of Buyer and on terms approved by Buyer, lock up agreements from said security holders providing that each such individual shall be restricted from selling in excess of 25% of the shares of Buyer Common Stock held by him during any ninety-day period for a period of one (1) year.

Section 7.4 Buyer’s Right of First Refusal.

(a) If at any time post Closing Seller desires to distribute or otherwise transfer in a market transaction or otherwise (with the exception of any such distribution or transfer covered under Section 7.4(a)) all or any number of the shares of Buyer Common Stock comprising the Purchase Price, then Seller must first serve notice (hereinafter an “Offer to Sell”) to that effect upon the Buyer stating the number of shares of Buyer Common Stock desired to be distributed or otherwise transferred and offering to sell those shares to the Buyer at the five-day average trading price of the Buyer’s common stock on the Trading Market through which it is then listed, by giving notice of acceptance (and specifying the number of shares to be purchased by the Buyer) to the Seller within two business days after the Buyer’s receipt of the Offer to Sell (hereinafter the “Two Business Day Option Period”). If the Buyer fails or refuses to purchase all of the shares offered for sale by the Seller in the Offer to Sell, then following expiration of the applicable Two Business Day Option Period, the Seller is free to distribute or otherwise transfer either any share(s) offered in the Offer to Sell and not accepted for purchase by the Buyer pursuant to foregoing procedures; or, at the Seller’s option, all shares offered pursuant to the Offer to Sell, to any Person in any manner and upon any terms and conditions; provided, however, any such distribution or transfer must take place within ninety days following expiration of the Two Business Day Option Period, failing which the Seller must again comply with all of the provisions and procedures specified in this Section.

(b) If at any time post Closing Seller desires to distribute or otherwise transfer to Buyer’s security holders all or any number of the shares of Buyer Common Stock comprising the Purchase Price, then, as a condition to the closing of any such transaction, Sam Battistone, Klaus Moeller, and Sean Goodchild must enter into agreements with Buyer providing Buyer with a right of first refusal to purchase any such shares to be distributed to said parties upon terms and conditions substantially similar to those set forth in Section 7.4(a) above, which terms and conditions must be approved by Buyer in Buyer’s reasonable discretion.

ARTICLE VIII.

TERMINATION AND ABANDONMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to or on the Closing Date:

(a) By mutual consent of Buyer and Seller;

(b) By either Buyer or Seller, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations) on or before             , 200    , or such later date as Buyer and Seller may mutually agree;

(c) By Buyer, if (i) there has been a material violation or breach by Seller of any agreement, representation or warranty contained in this Agreement and no cure of such violation or breach within five days of written notice of such violation or breach from Buyer, or (ii) if the satisfaction of any condition to the obligations of Buyer hereunder becomes impossible, and such violation, breach or condition has not been waived by Buyer; or

(d) By Seller, if (i) there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement and no cure of such violation or breach within five days of written notice of such violation or breach from Seller, or (ii) if the satisfaction of any condition to the obligations of Seller hereunder becomes impossible, and such violation, breach or condition has not been waived by Seller.

Section 8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Article VIII will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX.

INDEMNIFICATION

Section 9.1 Indemnity by Seller. Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against, and to reimburse the Buyer Indemnified Parties on demand with respect to, any and all Losses incurred by the Buyer Indemnified Parties, whether absolute, contingent or otherwise, arising directly or indirectly by reason of or arising out of or in connection with:

(a) The breach of any representation or warranty on the part of Seller contained in any Acquisition Agreement prior to the expiration of the representation or warranty which has been breached;

(b) The failure of Seller to perform fully any agreement on the part of Seller contained in any Acquisition Agreement;

(c) The ownership or operation of the Business or the Purchased Assets prior to the Closing Date, other than the Assumed Liabilities; or

(d) The Excluded Liabilities.

Section 9.2 Indemnity by Buyer. Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against, and to reimburse the Seller Indemnified Parties on demand with respect to, any and all Losses incurred by Seller or the Seller Indemnified Parties by reason of or arising out of or in connection with:

(a) The breach of any representation or warranty on the part of Buyer contained in any Acquisition Agreement;

(b) The failure of Buyer to perform fully any agreement required by any Acquisition Agreement to be performed by it, including but not limited to performance of any obligation required to be performed under the Assumed Liabilities; or

(c) The Assumed Liabilities.

Section 9.3 Actions Related to Indemnifiable Claims. In the event of the occurrence of an event which any Indemnitee asserts constitutes an Indemnifiable Claim, the Indemnitee shall make available to the Indemnitor all relevant information which is material to the Indemnifiable Claim and which is in the possession of the Indemnitee. An Indemnitee’s failure to furnish the Indemnitor with any relevant data and documents in connection with any third-party claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the Indemnitor. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the failure of Indemnitor to assume the defense of Indemnitee in a matter for which Indemnitor is obligated to assume the defense of Indemnitee pursuant to this Agreement, unless the Indemnitee has elected to assume such defense (other than as a result of the failure of the Indemnitor to assume such defense), shall be deemed a material breach of this Agreement.

Section 9.4 Survival of Representations and Warranties. All representations and warranties made by Seller or the Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, in any Exhibit, Schedule, certificate or other document delivered pursuant hereto, shall survive the Closing for a period of one year.

Section 9.5 Offset Against Holdback Funds.

(a) At any time after the Closing, Buyer may give written notice to the Seller that Buyer claims all or any part of the Holdback Funds Account to satisfy Indemnifiable Claims in satisfaction of any Losses for which Buyer is entitled to be indemnified pursuant to this Agreement (any such written notice of a claim is hereinafter referred to as a “Indemnification Claim Notice”). The Indemnification Claim Notice shall set forth in reasonable detail (i) the nature of the Indemnifiable Claim, and (ii) the amount of the Indemnifiable Claim (hereinafter referred to as the “Indemnification Claim Amount”).

(b) Within 15 calendar days following receipt of an Indemnification Claim Notice which specifies the amount of the Indemnifiable Claim, the Buyer shall charge the Holdback Funds Account for the Indemnification Claim Amount, unless the Buyer receives a written notice from Seller objecting to such charge and payment and disputing the Indemnifiable Claim. Seller’s notice shall set forth (i) the amount of the Indemnifiable Claim in dispute, (ii) the amount of the Indemnifiable Claim not in dispute, and (iii) in reasonable detail the basis for the dispute.

(c) In the event of such a dispute, Buyer shall charge the Holdback Funds Account that portion of the Indemnification Claim Amount, which is not in dispute, if any, and Buyer and Seller shall use reasonable efforts to mutually resolve the dispute within 10 days of Buyer’s receipt of Seller’s notice. In the event such resolution does not occur within said 10-day time period, the dispute shall be promptly submitted to binding arbitration in accordance with Section 10.10 herein, to determine which party is entitled to the disputed portion of the Indemnification Claim Amount. In resolving such dispute, the arbitrator shall determine the “prevailing party” for purposes of awarding attorneys’ fees in connection therewith. The disputed portion of the Indemnification Claim Amount shall then be paid pursuant to the arbitrators’ award.

(d) Any amount paid to Buyer from the Holdback Funds Account shall be deemed a reduction in the Purchase Price.

(e) Notwithstanding the foregoing, at Seller’s option, the Buyer Common Stock shall be immediately released to Seller upon delivery of cash payment to Buyer in the amount of the Indemnification Claim Amount.

Section 9.6 Third-Party Claims Against Buyer Indemnified Parties.

(a) If any claim which is covered by Section 9.2 above is made by a third party against any Buyer Indemnified Party, Buyer shall give prompt written notice of such claim to the Seller. The Seller shall have 20 days from the receipt of such notice to give written notice to Buyer indicating whether the Seller intends to direct the defense or dispute of such claim, which notice will be deemed to acknowledge the Buyer Indemnified Party’s right to be indemnified against such claim if Seller indicates that it intends to direct such defense or dispute.

(b) If such notice is given by Seller within such 20-day period, the Seller shall have the right to direct the compromise or defense of any such claim through counsel of its own choosing reasonably acceptable to Buyer; provided Buyer shall have the right to participate in the contest, defense, settlement or compromise of any such Indemnifiable Claim at its own cost and expense, including the cost and expense of its attorneys’, accountants’ and experts’ fees in connection with such participation; provided, further, the Seller shall not, without the prior written consent of the Buyer (or other applicable Buyer Indemnified Parties), settle or compromise any Indemnifiable Claim or consent to the entry of any judgment that (i) does not include an unconditional release of the Buyer Indemnified Parties from all liabilities with respect to such Indemnifiable Claim or judgment, (ii) includes or will result in a finding or admission of any violation of any applicable law or statute or a violation of the rights of any Person; or (iii) provides relief other than monetary damages that are paid in full by the Seller, in which cases, the Buyer Indemnified Parties shall have sole discretion as to whether to consent to the compromise or settlement which consent shall not be unreasonably withheld.

(c) If the Seller (i) fails to give written notice to Buyer within such 20-day period indicating whether it intends to direct the defense of such claim, or (ii) gives such notice but fails to direct the defense of such claim diligently and continuously, then Buyer or the Buyer Indemnified Party shall have the right to compromise or defend such claim through counsel of its own choosing, and the right to reimbursement of such expenses and damages shall be resolved as a dispute in accordance with Section 10.10.

(d) If a claim assumed by Buyer under Section 9.6(c) is determined favorably to the Buyer Indemnified Party and if proceeds then remain in the Holdback Funds Account, the Buyer shall give notice to Seller of the amount of the expenses (including reasonable attorneys’ fees) incurred with respect to such claim, and the payment of such expenses, to the extent of the amount remaining in the Holdback Funds Account, shall be resolved as an indemnification claim in accordance with Section 9.6, and the payment of any balance of such expenses, if disputed, shall be resolved in accordance with Section 10.10. References herein to costs and attorneys’ fees shall also include all costs and attorneys’ fees incurred in appeals.

(e) So long as the Seller is vigorously contesting any Indemnifiable Claim in good faith, the Buyer Indemnified Party shall not pay or settle such claim without the Seller’s written consent, which consent shall not be unreasonably withheld.

Section 9.7 Third-Party Claims Against Seller Indemnified Parties.

(a) If any claim which is covered by Section 9.2 above is made by a third party against any Seller Indemnified Party, the Seller shall give prompt written notice of such claim to the Buyer. The Buyer shall have 20 days from the receipt of such notice to give written notice to Seller indicating whether the Buyer intends to direct the defense or dispute of such claim, which notice will be deemed to acknowledge the Seller Indemnified Party’s right to be indemnified against such claim if Buyer indicates that it intends to direct such defense or dispute.

(b) If such notice is given by Buyer within such 20-day period, the Buyer shall have the right to direct the compromise or defense of any such claim through counsel of its own choosing reasonably acceptable to Seller; provided Seller shall have the right to participate in the contest, defense, settlement or compromise of any such Indemnifiable Claim at its own cost and expense, including the cost and expense of its attorneys’, accountants’ and experts’ fees in connection with such participation; provided, further, the Buyer shall not, without the prior written consent of the Seller (or other applicable Seller Indemnified Parties), settle or compromise any Indemnifiable Claim or consent to the entry of any judgment that (i) does not include an unconditional release of the Seller Indemnified Parties from all liabilities with respect to such Indemnifiable Claim or judgment, (ii) includes or will result in a finding or admission of any violation of any applicable law or statute or a violation of the rights of any Person; or (iii) provides relief other than monetary damages that are paid in full by the Buyer, in which cases, the Seller Indemnified Parties shall have sole discretion as to whether to consent to the compromise or settlement which consent shall not be unreasonably withheld.

(c) If the Buyer (i) fails to give written notice to Seller within such 20-day period indicating whether it intends to direct the defense of such claim, or (ii) gives such notice but fails to direct the defense of such claim diligently and continuously, then Seller or the Seller Indemnified Party shall have the right to compromise or defend such claim through counsel of its own choosing, and the right to reimbursement of such expenses and damages shall be resolved as a dispute in accordance with Section 10.10.

(d) So long as Buyer is vigorously contesting any Indemnifiable Claim in good faith, the Seller Indemnified Party shall not pay or settle such claim without the Buyer’s written consent, which consent shall not be unreasonably withheld.

Section 9.8 Indemnification Limitations. Notwithstanding anything contained herein to the contrary, the amount which the Indemnitor is required to pay to the Indemnitee shall be limited to the amount of Losses that remain after deducting therefrom the amount of any insurance proceeds, indemnity, contribution or similar payments otherwise received by the Indemnitee with respect to such Losses. If an Indemnitee shall have received payment for any Indemnifiable Claim hereunder, and shall subsequently receive any insurance proceeds, indemnity, contribution or similar payment with respect thereto, then the Indemnitee shall pay to the Indemnitor an amount equal to the lesser of the amount received or the amount of the payment made with respect to the Indemnifiable Claim. The parties hereto acknowledge and agree that the foregoing provisions of this Section 9.8 shall not be deemed to constitute a waiver or limitation of the right of any Indemnitee to assert any such damage claims to the extent arising out of fraud or the willful misconduct of the Indemnitor.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby including, without limitation, costs incident to the preparation of the Acquisition Agreements, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

Section 10.2 Public Announcements. Buyer and Seller shall consult with one another before issuing any press release or public announcement about the transactions contemplated by this Agreement and except as may be required by applicable Legal Requirements no party shall issue any such press release or other public announcement without the prior written consent of the other party.

Section 10.3 Notices. All notices, consents, waivers, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time (a) personally delivered, (b) deposited, prepaid in a nationally established overnight delivery firm such as Federal Express, (c) mailed by certified mail, return receipt requested, or (d) transmitted by facsimile (which shall be confirmed by a writing sent by certified mail on the same business day as such facsimile is sent), as follows:

As to Buyer:

Dreams, Inc.
Two South University Drive, Suite 325
Plantation, Florida 33324
Facsimile: 954-475-8785
Attn: David Greene

With a copy to:

Arnstein & Lehr, LLP
200 East Broward Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Facsimile: 954-713-7700
Attn: Joel D. Mayersohn

As to Seller:

Pro-Stars, Inc.
2195 San Dieguito Dr., Suite 1

Del Mar, California 92014
Facsimile: 858-350-4924
Attn: Sean D. Goodchild

With a copy to:

Law Offices of Gretchen Cowen, APC
1903 Wright Place, Suite 250
Carlsbad, California 92008
Facsimile: 760-438-3026
Attn: Gretchen Cowen

or to any other address that such party may have subsequently communicated to the other party by a notice given in accordance with the provisions of this Section.

Section 10.4 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto, the other Acquisition Agreements contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants or other understandings, other than as expressly provided herein or therein.

Section 10.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereto may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a Person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

Section 10.6 No Third-Party Rights or Remedies Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective Affiliates, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

Section 10.8 Headings and Interpretation. The titles and headings of articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any disclosure made on any individual schedule to this Agreement shall be deemed to be made for purposes of all schedules to this Agreement to which such disclosure is applicable.

Section 10.9 Governing Legal Requirements. This Agreement shall be interpreted and construed in accordance with the Legal Requirements of the State of Florida without giving effect to the principles of conflicts of laws (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The parties further: (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in any Federal or State court of competent jurisdiction within the County of Broward, State of Florida, (ii) waive any objection that they may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the in personam jurisdiction of any Federal or State court of competent jurisdiction within the County of Broward, State of Florida in any such suit, action or proceeding. The parties each further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in a Federal or State court of competent jurisdiction within the County of Broward, State of Florida, and that service of process upon the parties mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon the parties, in any action or proceeding.

Section 10.10 Dispute Resolution. In the event of a dispute relating to this Agreement, the Parties shall make a good faith effort to promptly settle any differences without resorting to arbitration. If settlement of the dispute is not possible, any and all disputes shall be resolved by arbitration. In such an event the Party wishing to initiate arbitration shall give 30 days prior written notice to the other Party. During this 30-day period, senior management of the Parties shall further attempt to resolve the dispute. Any unresolved dispute arising out of or related to this Agreement, including its interpretation, validity, scope and enforceability, shall be resolved by binding arbitration to be held exclusively in Fort Lauderdale, Florida and such arbitration shall be the Parties’ exclusive remedy.

Arbitration shall be conducted in accordance with the then existing Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration shall be conducted by one arbitrator to be named by the Parties. Should the Parties fail to agree as to the naming of such arbitrator, the arbitrator shall be determined in accordance with the applicable rules of the American Arbitration Association.

The arbitrator shall decide each issue presented in writing. The decision of the arbitrator shall be final and binding. The arbitrator shall divide all costs in conducting the arbitration in the final award in accordance with what is just and equitable under the circumstances. Except as otherwise herein provided, each Party shall bear the burden of its own counsel fees incurred in connection with the arbitration proceedings under this Agreement.

All information relating to or disclosed by any Party in connection with the arbitration of any dispute relating to this Agreement shall be treated by the Parties, the representatives of the Parties and the arbitrator as confidential business information and no disclosure of such information shall be made by either Party or the arbitrator without the prior written consent of the Party furnishing such information in connection with the arbitration proceeding.

Judgment upon award rendered by the arbitrator may be entered in any court having jurisdiction over the Parties or their assets; or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. None of the Parties to this Agreement shall be liable for any incidental, consequential or punitive damages arising out of or related any breach of this Agreement.

Section 10.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by either party to any Person without the prior written consent of the other party. Notwithstanding the foregoing, with the exception of payment of the Purchase Price, Buyer may assign any of its rights under this Agreement, in whole or in part, to one or more Affiliates of Buyer. Any party so assigning this Agreement shall remain fully liable to the other party for the performance by any designee or assignee of any obligation of such party delegated to such designee or assignee.

Section 10.12 Taxes. Any U.S. taxes in the nature of sales or transfer taxes, documentary stamps or similar taxes payable on the sale or transfer of all or any portion of the assets, properties or business being transferred hereunder or the consummation of any other transaction contemplated hereby, shall be paid by Seller.

Section 10.13 Attorneys Fees. Subject to the provisions of 10.10, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

Section 10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

Section 10.15 Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use all reasonable efforts to take or cause to be taken, all actions, and to do or cause to be done and shall cooperate fully with the other Parties in taking or doing all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement. From time to time after the Closing Date, without further consideration the Sellers will, at their expense, execute and deliver, or cause to be executed and delivered, such documents to Buyer, Buyer may reasonably request in order to more effectively vest in Buyer valid title to the Purchased Assets and otherwise carryout the terms and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement the day and year first above written.

PRO-STARS, INC.
a Nevada corporation
Attest:

By:	/s/ Sam D. Battistone
Name:	Sam D. Battistone
Title:	Chairman/CEO

DREAMS, INC.,
a Utah corporation
Attest:

By:	/s/ Ross Tannenbaum
Name:	Ross Tannenbaum
Title:	President/CEO

LIST OF EXHIBITS AND SCHEDULES

[to be updated]

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Employment Agreements
Exhibit D	Form of Intellectual Property Assignment Agreement
Exhibit E	Reference Date Balance Sheet

Schedule 1.2-A	Permitted Encumbrances
Schedule 2.2.1(a)	Equity Interests in Subsidiaries
Schedule 2.2.1(c)	Tangible Personal Property
Schedule 2.2.1(f)	Intellectual Property Assets
Schedule 2.2.1(i)	Leases
Schedule 2.2.1(l)	Seller’s Claims Against Third Parties Relating to Purchased Assets
Schedule 2.4(d)(2)	Certain Liabilities and Obligations of Seller
Schedule 2.4(d)(4)	Seller’s Liabilities, Obligations and Commitments under Assumed Contracts
Schedule 2.4(e)	Certain Excluded Liabilities
Schedule 2.6(a)	Material Consents
Schedule 3.2	Authorization; Enforceability
Schedule 3.3(a)	Off Balance Sheet Items
Schedule 3.5	Pre-Closing Encumbrances
Schedule 3.6(a)	Leased Real Property
Schedule 3.7(b)	Tangible Personal Property Not in Possession of Seller
Schedule 3.8	Taxes
Schedule 3.8(c)	Taxes – Tax Sharing or Allocation Arrangements
Schedule 3.8(f)	Taxes – Basis of Assets; Net Operating Losses, Capital Losses; Unused Investment, Credit, Tax or Excess Charitable Contribution
Schedule 3.8(h)	Audited Tax Returns
Schedule 3.9	Current Employees
Schedule 3.11(a)	Compliance with Legal Requirements
Schedule 3.11(b)	Governmental Authorization
Schedule 3.12(a)	Legal Proceedings
Schedule 3.12(b)	Orders
Schedule 3.12(c)	Compliance with Orders
Schedule 3.13	Absence of Certain Changes and Events
Schedule 3.14(a)	Intellectual Property Assets – Agreements
Schedule 3.14(c)	Trademarks
Schedule 3.14(d)	Copyrights
Schedule 3.15(a)	Material Contracts
Schedule 3.15(b)	Material Contracts – No Defaults
Schedule 3.15(c)	Material Contracts – Compliance
Schedule 3.16(a)	Insurance Policies

Schedule 3.16(c)	Insurance – Self-Insurance Arrangements; Risk Transfer/Sharing; Obligations to Third Parties
Schedule 3.16(d)	Insurance – Summary of Loss; Claims
Schedule 3.16(e)	Insurance – Insurers; Coverage; Compliance with Legal Requirements
Schedule 3.17	Inventory
Schedule 3.18	Accounts Receivable
Schedule 3.19	Accounts Payable
Schedule 3.20	Environmental Status; Permits
Schedule 3.22	Undisclosed Liabilities
Schedule 3.23	Customers and Suppliers
Schedule 3.24(a)	Employee Benefits
Schedule 3.24(c)	Workers’ Compensation Coverage
Schedule 3.25(d)	Antiboycott Legal Requirements.
Schedule 3.26	Relationships with Related Persons
Schedule 3.27	Solvency
Schedule 4.3	Government Approvals